Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE:  +1-212-455-2000

FACSIMILE:  +1-212-455-2502

Direct Dial Number	E-mail Address
+1-212-455-7614	elewandowski@stblaw.com

July 19, 2024

TaskUs, Inc.

1650 Independence Drive, Suite 100

New Braunfels, Texas 78132

Ladies and Gentlemen:

We have acted as counsel to TaskUs, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to (i) 70,032,694 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), that may be sold by the selling stockholders identified therein (the “Outstanding Shares”) and additional shares of Common Stock (the “Additional Shares”) that may be sold by the Company; (ii) shares of preferred stock of the Company, par value $0.01 per share (the “Preferred Stock”), which may be convertible or exchangeable into other securities of the Company; (iii) depositary shares (the “Depositary Shares”) representing fractional interests in shares of Common Stock or Preferred Stock, which will be evidenced by depositary receipts (the “Depositary Receipts”);

TaskUs, Inc.	2	July 19, 2024

(iv) warrants to purchase Common Stock, Preferred Stock or debt securities (the “Warrants”); (v) subscription rights to purchase Common Stock, Preferred Stock or debt securities (the “Subscription Rights”); (vi) contracts for the purchase and sale of Common Stock, Preferred Stock, Depositary Shares or debt securities (the “Purchase Contracts”); and (vii) units consisting of one or more of the foregoing Securities (as defined below) in any combination (the “Units”). The Additional Shares, the Preferred Stock, the Depositary Shares and related Depositary Receipts, the Warrants, the Subscription Rights, the Purchase Contracts and the Units are hereinafter referred to collectively as the “Securities.” The Securities may be issued and sold or delivered from time to time for an aggregate initial offering price not to exceed $500,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies.

The Depositary Shares and related Depositary Receipts will be issued pursuant to one or more Deposit Agreements (each, a “Deposit Agreement” and, collectively, the “Deposit Agreements”), between the Company and a depositary named therein (a “Depositary”).

The Warrants will be issued pursuant to one or more Warrant Agreements (each, a “Warrant Agreement” and, collectively, the “Warrant Agreements”), between the Company and a warrant agent named therein.

The Subscription Rights will be issued pursuant to one or more Subscription Rights Agreements (each, a “Rights Agreement” and, collectively, the “Rights Agreements”), between the Company and a rights agent named therein.

TaskUs, Inc.	3	July 19, 2024

The Purchase Contracts will be issued pursuant to one or more Purchase Contract Agreements (each, a “Purchase Contract Agreement” and, collectively, the “Purchase Contract Agreements”), between the Company and a purchase contract agent named therein.

The Units will be issued pursuant to one or more Unit Agreements (each, a “Units Agreement” and, collectively, the “Units Agreements”), between the Company and such unit agent as shall be named therein.

The Deposit Agreements, the Warrant Agreements, the Rights Agreements, the Purchase Contract Agreements and the Unit Agreements are hereinafter collectively referred to as the “Securities Agreements.”

We have examined the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that, at the time of execution, authentication, issuance and delivery of any of the Securities, the applicable Securities Agreement will be the valid and legally binding obligation of each party thereto other than the Company. We also have assumed that, with respect to the issuance of any Additional Shares or Preferred Stock, the amount of valid consideration paid in respect of such shares will equal or exceed the par value of such shares.

TaskUs, Inc.	4	July 19, 2024

In rendering the opinions set forth below, we have assumed further that, at the time of execution, authentication, issuance and delivery, as applicable, of each of the applicable Securities Agreements and Securities, (1) the Company will be validly existing and in good standing under the law of the jurisdiction in which it is organized and such Securities Agreement will have been duly authorized, executed and delivered by the Company in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, delivery, issuance and performance, as applicable, by the Company of such Securities Agreement and such Securities will not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York or the Delaware General Corporation Law, assuming there shall not have been any change in such laws affecting the validity or enforceability of such Securities Agreement and such Securities) and (3) the execution, delivery, issuance and performance, as applicable, by the Company of such Securities Agreement and such Securities (a) will not constitute a breach or default under any agreement or instrument which is binding upon the Company and (b) will comply with all applicable regulatory requirements.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The Outstanding Shares are validly issued, fully paid and nonassessable.

2. With respect to the Additional Shares, assuming (a) the taking of all necessary corporate action to authorize and approve the issuance of any Additional Shares and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) due issuance and delivery of such

TaskUs, Inc.	5	July 19, 2024

Additional Shares, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the board of directors or a duly authorized committee thereof (each, the “Board of Directors”) of the Company and otherwise in accordance with the provisions of such agreement, the second amended and restated certificate of incorporation (as amended, the “Charter”) and third amended and restated bylaws (the “Bylaws”) of the Company and the Delaware General Corporation Law, such Additional Shares will be validly issued, fully paid and nonassessable.

3. With respect to the Preferred Stock, assuming (a) the taking of all necessary corporate action to authorize and approve the issuance and terms of the Preferred Stock and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company, (b) due filing of the applicable definitive certificate of designations with respect to such Preferred Stock and (c) due issuance and delivery of the Preferred Stock, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board of Directors and otherwise in accordance with the provisions of such agreement, the Charter and Bylaws of the Company and the Delaware General Corporation Law, the Preferred Stock will be validly issued, fully paid and nonassessable.

4. With respect to the Depositary Shares, assuming (a) the taking of all necessary corporate action by the Board of Directors to authorize and approve the issuance and delivery to the Depositary of the Common Stock or Preferred Stock represented by the Depositary Shares, the issuance and terms of the Depositary Shares and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) the due execution, issuance and delivery of the Depositary Receipts evidencing the Depositary Shares against deposit of the Common Stock or Preferred Stock in accordance with the applicable definitive Deposit Agreement, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board of Directors of the Company and otherwise in accordance with the provisions of such agreement and such Deposit Agreement, the Depositary Shares will represent legal and valid interests in such Common Stock or Preferred Stock and the Depositary Receipts will constitute valid evidence of such interests in such Common Stock or Preferred Stock.

TaskUs, Inc.	6	July 19, 2024

5. With respect to the Warrants, assuming (a) the taking of all necessary corporate action by the Board of Directors to authorize and approve the issuance and terms of any Warrants and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) the due execution, countersignature, issuance and delivery of such Warrants, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board of Directors and otherwise in accordance with the provisions of such agreement and the applicable definitive Warrant Agreement, such Warrants will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

6. With respect to the Subscription Rights, assuming (a) the taking of all necessary corporate action by the Board of Directors to authorize and approve the issuance and terms of any Subscription Rights and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company, and (b) the due execution, countersignature, issuance and delivery of such Subscription Rights, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board of Directors and otherwise in accordance with the provisions of such agreement and the applicable definitive Rights Agreement, such Subscription Rights will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

7. With respect to the Purchase Contracts, assuming (a) the taking of all necessary corporate action by the Board of Directors to authorize and approve the issuance and terms of any Purchase Contracts and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) the due execution, issuance and delivery of such Purchase Contracts, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board of Directors and otherwise in accordance with the provisions of such agreement and the applicable definitive Purchase Contract Agreement, such Purchase Contracts will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

8. With respect to the Units, assuming (a) the taking of all necessary corporate action by the Board of Directors to authorize and approve the issuance and delivery to the unit agent of the Securities that are the components of any Units, the issuance and terms of such Units and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) the due execution, authentication, issuance and delivery, as applicable, of such Units and the Securities that are the components of such Units, in each case upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board of Directors and otherwise in accordance with the provisions of such agreement, the applicable definitive Securities Agreements, the Charter and the Bylaws of the Company and the Delaware General Corporation Law, such Units will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

TaskUs, Inc.	7	July 19, 2024

Our opinions set forth in paragraphs 4 through 8 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

In rendering the opinions set forth in paragraph 8 above, we have assumed that under the law of any jurisdiction in whose currency (or whose currency is a component currency of a composite currency in which) any Securities are denominated or payable, if other than in U.S. dollars, (A) no consent, approval, authorization qualification or order of, or filing or registration with, any governmental agency or body or court of such jurisdiction is required for the issuance or sale of the Securities by the Company and (B) the issuance or sale of the Securities and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms or provisions of any statute, rule, regulation or order of any governmental agency or body or any court of such jurisdiction.

We note that (i) a New York State statute provides that, with respect to a foreign currency obligation, a New York State court shall render a judgment or decree in such foreign currency and such judgment or decree shall be converted into currency of the United States at the rate of exchange prevailing on the date of entry of such judgment or decree and (ii) with respect to a foreign currency obligation, a U.S. federal court sitting in New York State may award a judgment based in whole or in part in U.S. dollars, provided that we express no opinion as to the rate of exchange that such court would apply.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

TaskUs, Inc.	8	July 19, 2024

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP